Exhibit 99.2

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

The following presents GETCO management’s discussion and analysis of GETCO’s financial condition as of June 30, 2013 and December 31, 2012 and results of operations for the three and six months ended June 30, 2013 and 2012, and should be read in conjunction with the accompanying Consolidated Financial Statements (unaudited) as of June 30, 2013 and notes thereto. The discussion highlights the principal factors affecting earnings and significant changes in the balance sheet and is intended to help the reader understand, from GETCO management’s perspective, the consolidated financial statements and notes to the financial statements.

Certain statements contained in this Exhibit 99.2, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” herein (“MD&A”), including, without limitation, those under “Quantitative and Qualitative Disclosures About Market Risk” and “Trends Affecting GETCO” may constitute forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. You should not place undue reliance on these statements because they are subject to numerous uncertainties and factors relating to GETCO’s operations and business environment or the operations and business environment of KCG Holdings, Inc. (“KCG”), all of which are difficult to predict and many of which are beyond GETCO’s or KCG’s control. Forward-looking statements include information concerning GETCO’s possible or assumed future results of operations, including descriptions of GETCO’s business strategy. These statements often include words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects” or “potential,” by future conditional verbs such as “will,” “would,” “should,” “could” or “may”, or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties which change over time. These statements are based on assumptions that GETCO has made in light of GETCO’s experience in the industry as well as GETCO’s perceptions of historical trends, current conditions, expected future developments and other factors GETCO believes are appropriate under the circumstances. Forward-looking statements speak only as of the date they are made and neither GETCO nor KCG assumes any duty to update forward-looking statements.

Readers should carefully review the risks and uncertainties disclosed under “Certain Factors Affecting Results of Operations” in MD&A herein and “Risk Factors” in Exhibit 99.3 to this Current Report on Form 8-K, as well as the risks and uncertainties disclosed under “Risk Factors” in the Joint Proxy Statement/Prospectus on Form S-4, which was filed with the SEC by KCG on February 13, 2013 and amended thereafter, and in other reports or documents KCG files with, or furnishes to, the SEC from time to time.

In addition to factors previously disclosed in KCG reports filed with the SEC, the following factors could cause actual results to differ materially from forward-looking statements or historical performance: (i) the strategic combination of Knight Capital Group, Inc. (“Knight”) and GETCO, including, among other things, (a) difficulties and delays in integrating the Knight and GETCO businesses or fully realizing cost savings and other benefits, (b) the inability to sustain revenue and earnings growth, and (c) customer and client reactions; (ii) the August 1, 2012 technology issue at Knight that resulted in Knight’s broker-dealer subsidiary sending numerous erroneous orders in NYSE-listed and NYSE Arca securities into the market and the impact to Knight’s capital structure and business as well as actions taken in response thereto and consequences thereof; (iii) the costs and risks associated with KCG’s sale of its reverse mortgage business; (iv) the ability of Knight’s broker-dealer subsidiary to recover all or a portion of the damages that are attributable to the manner in which NASDAQ handled the Facebook IPO; (v) changes in market structure, legislative, regulatory or financial reporting rules, including the continuing legislative and regulatory scrutiny of high-frequency trading; (v) past or future changes to organizational structure and management; (vi) KCG’s’ ability to develop competitive new products and services in a timely manner and the acceptance of such products and services by KCG’s customers and potential customers; (vii) KCG’s ability to keep up with technological changes; (viii) KCG’s ability to effectively identify and manage market risk, operational risk, legal risk, liquidity risk, reputational risk, counterparty risk, international risk, regulatory risk, and compliance risk; (ix) the cost and other effects of material contingencies, including litigation contingencies, and any adverse judicial, administrative or arbitral rulings or proceedings; and (x) the effects of increased competition and KCG’s ability to maintain and expand market share. The list above is not exhaustive.

Executive Overview

GETCO is a global financial services firm that specializes in helping investors efficiently manage risk via proprietary market making in securities, futures, foreign exchange and options instruments, and routing orders on behalf of clients in cash equity securities. GETCO operates through its broker-dealers and other subsidiaries and maintains a diversified footprint across asset classes, trading venues and geographies. GETCO trades on more than 50 exchanges and venues in North and South America, Europe and Asia-Pacific and as of June 30, 2013 employs approximately 396 Associates in Chicago, California, New York, London, Singapore, and Mumbai.

GETCO’s business consists of three operating segments: (i) Market Making, (ii) Execution Services, and (iii) Corporate and Other.

Market Making

GETCO’s Market Making segment consists of trading in global equities, fixed income, commodities, options, and foreign exchange markets. As a market maker, GETCO commits capital for trade executions and provides liquidity by maintaining continuous buy and sell quotes, or two-sided markets, and commits its capital for buy and sell trade executions when other institutions and broker-dealers place orders on various exchanges and OTC platforms that match the quotes.

GETCO is a registered market maker on various equity and options exchanges and makes markets in over 6,000 securities across more than 50 exchanges and trading venues world-wide. GETCO operates as a market maker in cash and futures products quoted and traded on the NYSE, CME, BATS Global Markets (“BATS”), the NASDAQ, the London Stock Exchange (“LSE”), the Tokyo Stock Exchange (“TSE”) and several other U.S., European and Asian-Pacific exchanges. GETCO is a DMM on the NYSE, where it is responsible for providing fair and orderly markets for approximately 900 NYSE-listed securities. GETCO is a Supplemental Liquidity Provider in over 200 securities and generally receives rebates from the NYSE when trading these securities as consideration for providing quotes in these securities. In addition, GETCO is the primary market maker for GETMatched, which is an off-exchange, dark liquidity pool for cash equities. GETMatched is an SEC-registered Alternative Trading System (“ATS”) and pays clients for some of its order flow. GETCO is also the sole market maker for GETDirect, a service that allows customers to directly access firm, executable prices and liquidity from GETCO’s fixed income market making teams.

GETCO conducts its market making activity as a principal through the use of proprietary automated models and derives revenues from the difference between the amount paid when securities are bought and the amount received when securities are sold. GETCO’s models are heavily reliant upon quantitative data, sophisticated trading technologies and other infrastructure to efficiently maintain two-sided markets and provide liquidity to market participants.

The majority of GETCO’s market making revenue is derived from trading strategies that typically have very short time horizons and little overnight risk exposure. These revenues tend to be driven by two factors: (i) demand for liquidity and (ii) profitability. Demand is best measured through market volumes while profitability generally increases in conjunction with the spread between the sell price

(ask) and the buy price (bid) of a security. This difference, or spread, between bid price and ask price is often greatest during times of increasing market volatility. GETCO has also begun to develop and expand its market making business to include trading strategies that are less market volume dependent. These are referred to as arbitrage and mid-frequency strategies and involve holding positions for longer periods than GETCO’s historical market making strategies.

Execution Services

The Execution Services segment offers clients access to GETCO’s market making capabilities for cash equity and fixed income securities. In addition, this segment provides third party clients with algorithms that facilitate their buy and sell orders and a routing system that supports best execution requirements through its client services business, which we refer to as GES.

GES operates an ATS, branded as GETMatched, which executes trades in U.S. and European cash equities and U.S. cash treasuries, offering clients access to the dedicated liquidity provided by GETCO’s market making businesses. GETMatched only matches (executes) orders that meet or are priced better than the National Best Bid and Offer (“NBBO”) in the U.S. or the European Best Bid and Offer (“EBBO”) in Europe. The NBBO and EBBO are the best available ask price when buying securities and the best available bid price when selling securities based on quotes from available exchanges. As a complement to the GETMatched product, GETCO provides streaming quotes of fixed income liquidity through GETDirect, which allows customers to view GETCO’s fixed income quotes and trade directly with GETCO’s fixed income market making team.

GES also provides third party clients with a suite of proprietary trading algorithms, known as GETAlpha, that execute and route orders in U.S. cash equities to more than a dozen exchanges and off-exchange venues. GETAlpha includes numerous execution algorithms, providing institutional investors with the ability to execute trades to their exact specifications. The intent of GETAlpha is to provide the investment community with some of the same trading tools as a dedicated electronic market maker.

In contrast to Market Making, GETCO’s Execution Services segment does not act as a principal and generally derives revenue from commissions or fees for acting as agent on behalf of clients, including affiliates. Historically, the majority of the revenue from Execution Services has been earned from fees that are paid by an affiliate in connection with the affiliate posting liquidity on GETMatched and routing orders to other execution destinations on behalf of the affiliate. GETCO expects the growth of the GETAlpha product to contribute to increased third-party revenues in this segment over time.

Corporate and Other

The Corporate and Other segment includes gains and losses associated with GETCO’s strategic investments, including costs related to the Mergers and integration, currency translation gains and losses, restructuring costs and lease loss expenses, interest expense and bank fees related to corporate funding, members interest expense (interest paid to former members on outstanding amounts owed for prior unit repurchases), and unit amortization costs. GETCO’s strategic investments generally include interests held in other companies or exchanges such as Knight and BATS. Currency translation gains and losses relate primarily to fluctuations in non-U.S. dollar denominated cash deposits held at clearing firms. Interest expense and bank fees related to corporate funding primarily consist of interest and fees related to GETCO’s unsecured borrowings and interest on capital leases.

Certain Factors Affecting Results of Operations

GETCO may experience significant variation in its future results of operations. These fluctuations may result from numerous factors including, among others, market conditions and the resulting changes in market volume and volatility and counterparty risks; introductions of, or enhancements to, trade execution services by GETCO or its competitors; the value of GETCO’s securities positions and other financial instruments and its ability to manage the risks attendant thereto; the volume of GETCO’s trade execution activities; the dollar value of securities and other instruments traded; the composition and profile of GETCO’s order flow; GETCO’s access to order flow; the performance of GETCO’s principal trading activities; the overall size of GETCO’s balance sheet and capital usage; the effectiveness of GETCO’s trading and operational risk management processes; the effectiveness of GETCO’s self-clearing platform and GETCO’s ability to manage risk related thereto; the availability of credit and liquidity in the marketplace; GETCO’s ability to manage personnel, compensation, overhead and other expenses, including GETCO’s occupancy expenses under GETCO’s office leases and expenses and charges relating to legal and regulatory proceedings; changes to execution quality and changes in clearing, execution and regulatory transaction costs; the addition or loss of executive management, sales, trading and technology professionals; legislative, legal, regulatory and financial reporting changes; legal and regulatory matters or proceedings; geopolitical risk; the amount, timing and cost of capital expenditures, acquisitions and divestitures; the integration, performance and operation of acquired businesses; the incurrence of costs associated with acquisitions and dispositions; investor sentiment; technological changes and events; seasonality; competition; and other economic conditions.

If GETCO’s performance deteriorates significantly and GETCO is unable to adjust its cost structure on a timely basis, operating results could be materially and adversely affected. As a result, period-to-period comparisons cannot be relied upon as indicators of future performance.

Trends

Global Economic Trends

GETCO’s businesses are affected by many macroeconomic factors. Such factors include the growth of gross domestic product in the U.S., Europe, and the Asia-Pacific region, the existence of transparent, efficient and liquid equity, debt, commodities and foreign exchange markets, the level of market volumes and volatility in global markets, central bank monetary policies and investor confidence.

For the three months ended June 30, 2013, volatility across the U.S. and European equity markets decreased from the three months ended June 30, 2012. In addition, volumes in both the U.S. and European equity markets also declined for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012. The average realized 20-day volatility of the 10-year Treasury Note Future and the average daily market volumes for CME interest rate products increased for the three months ended June 30, 2013 as compared to the three months ended June 30, 2012.

Trends Affecting GETCO

GETCO believes that its businesses are affected by the aforementioned macroeconomic trends as well as more specific industry trends. Industry trends that impact operations include the following:

•

Growth in the number of global electronic trading market participants has resulted in greater competition for order flow. At the same time, the current market environment, characterized by low levels of market volume and volatility, is reducing market making opportunities. As volume and volatility decline, the opportunity for market making firms to readily buy and sell securities declines, which increases the probability that these participants will hold positions for longer periods. Additionally, as volume and volatility decline, the spread between the bid price and ask price narrows, which inherently reduces the profit opportunity for market makers who rely on their ability to capture the spread in order to generate profits. Although the impact is difficult to quantify, the recent sustained levels of low volume and volatility across the U.S. and European equity markets in particular, have exposed GETCO and other market making firms to greater risk with lower profit potential. GETCO has seen its market share in U.S. cash equities decline from as high as approximately 19% in 2009 to approximately 3% for the three months ended June 30, 2013 (based on GETCO’s internal calculations). Given this challenging environment, many participants in the electronic trading space have made or are currently making decisions about their long-term ability to compete across asset classes and product types, resulting in a period of rationalization and consolidation where some market participants have closed and others have exited geographies or asset classes. Over time, GETCO believes that it stands to benefit from this period of rationalization and consolidation as it is positioned to potentially capture a greater share of activity if and when market volumes and volatilities increase.

•

Internalized order flow, which occurs when a broker fills customer orders from its own inventory, as opposed to filling orders from third party inventory posted on an exchange, particularly in U.S. cash equities, currently constitutes a significant portion of total market volume, which limits the market making opportunity for companies like GETCO. In periods with low volatility, such as 2012 and the six months ended June 30, 2013, there has historically been a strong inverse correlation between off-exchange activity and implied volatility. GETCO expects this relationship to hold, prompting higher levels of activity conducted away from the public exchanges during periods of lower volatility, which could continue to negatively impact GETCO’s market share. Conversely, periods of increasing volatility should bring a greater portion of consolidated market volume to public venues and GETCO would expect to benefit.

•

Technology has played, and continues to play, an important role in shaping the global competitive environment in which GETCO operates. Market participants are generally quick to adopt emerging technologies when it is believed that the speed and/or accuracy with which they send, receive, and process data will improve. GETCO, like others, has made substantial investments to modify and adapt its services and infrastructure to remain competitive. For example, for the six months ended June 30, 2013, GETCO invested $9.2 million to develop new or expand existing technologies. GETCO expects that the rate of technological change will continue at, or increase from, the historical trend, necessitating incremental technology investments in the future. Should GETCO fail to anticipate and respond to technological advancements appropriately, it could have a material adverse effect on operating results.

•

The capital markets industry is subject to extensive oversight under federal, state, and applicable foreign laws, rules, and regulations. Increasing scrutiny of the capital markets by the regulatory and legislative authorities, both in the U.S. and abroad, has created an increasingly complex regulatory framework that has negatively impacted GETCO’s operating results in recent years due to the ongoing costs associated with maintaining and improving internal controls around proper adherence to the various rules and regulations. Compliance with additional legislation or regulation, or changes in the interpretation of existing laws, rules, and regulations could adversely impact GETCO’s future results.

•

Global regulatory recommendations, such as those found in the Dodd-Frank Act and Basel III, are believed to create incentives for major market participants to conduct portions of their OTC derivatives businesses on electronic trading venues. These trades would be cleared by central counterparty organizations that clear and settle market transactions between buyers and sellers, providing efficiency and stability to those markets. The ultimate rules and their impact are still unknown, but the potential for new electronic market making opportunities represents a potentially material medium- and long-term business opportunity for market participants like GETCO.

•	The financial services industry has experienced rapid product innovation and new product proliferation in recent years, with numerous cash, futures and options instruments being introduced in the exchange traded fund, which we refer to as ETF, exchange traded product, which we refer to as ETP, and derivatives markets; this trend is expected to continue both in the U.S. and globally. The proliferation of newly created, electronically traded products across product types, asset classes and geographies expands the potential opportunity for market participants. GETCO believes it should continue to be well positioned to capitalize on such opportunities given its global footprint and a proven ability to make markets across a diverse set of product types and asset classes.

Significant Developments

Merger with Knight. On July 1, 2013, KCG completed the previously announced business combination whereby Knight and GETCO became subsidiaries of KCG, a new publicly traded holding company. The Mergers, which were announced on December 19, 2012, were approved by the shareholders of Knight and unit holders of GETCO at special meetings held on June 25, 2013.

Income Statement Items

The following section briefly describes the key components of, and drivers to, GETCO’s significant revenues and expenses.

Revenues

GETCO’s revenues consist principally of trading gains and losses generated from the Market Making segment. These revenues are supplemented by commissions and fees earned from the Execution Services segment which are included in trading gains and losses, net; interest and dividend income, net; gain or loss on investments; and other income.

Trading gains and losses are primarily affected by GETCO’s ability to derive trading gains through market making, which is directly impacted by market volumes and volatilities, competition, performance of the trading algorithms (or models), and access to order flow. Trading gains and losses are also impacted by commissions and fees earned from Execution Services. The commissions and fees from Execution Services are primarily affected by GETCO’s ability to receive and effectively match customer orders and to engage clients to use GETCO’s proprietary algorithms to establish order routing and fulfillment criteria. Execution Services receives orders from clients and generally routes these orders for execution in GETCO’s ATS, national exchanges or non-public venues such as dark pools. If GETCO is able to successfully match its customers’ orders, GETCO generally receives a commission as payment for providing the order matching service. In addition, Execution Services often receives a fee as payment for allowing clients to use its proprietary algorithms to establish specific order routing instructions and execution criteria.

Interest and dividend revenue primarily reflects interest earned from cash held at banks and third party clearing firms, and from GETCO’s short-term investments, less interest expense incurred to fund long trading inventory. The amount of net interest income is impacted by the balances of these items and the level of interest rates. Net dividend income includes dividends earned on long trading inventory less dividends owed on short trading inventory.

Income from investments represents the changes in carrying value, including charges for impairment, dividends received, and gains and losses on disposals of investments held in GETCO’s strategic investment portfolio.

Other income relates to currency translation gains and losses and mark to market adjustments on GETCO’s short-term bond investment portfolio. Currency translation gains and losses are impacted by the level of foreign currency denominated net assets and fluctuations in the value of the U.S. dollar relative to foreign currencies.

Expenses

Employee compensation and related benefits expense represents wages and benefits paid to employees, inclusive of cash and amortization of equity compensation. Employee compensation and benefits fluctuate based on the number of employees and changes in GETCO’s profitability and acceleration of awards upon a change in control.

Regulatory, exchange, and execution fees primarily represent fees paid to regulatory bodies, exchanges, and clearing organizations. These fees fluctuate based on changes in trading volume, type of execution, and the level of fees charged.

Colocation and data line expenses consist of costs for obtaining and transmitting market data, obtaining telecommunications services, and performing recurring and non-recurring system maintenance. Colocation expenses vary based upon leased square footage, contractual rental payments, the number of GETCO’s collocated servers, and associated power requirements.

Professional fees represent fees paid to third parties for services performed including audit, tax, legal, consulting, placement, retained search, marketing and external communications.

Depreciation and amortization expense results from the amortization of acquired intangible assets and depreciation of fixed assets, which consist of equipment, computer hardware, furniture, fixtures, purchased software, and leasehold improvements. Acquired intangible assets are amortized over their estimated useful lives. Fixed assets are depreciated on a straight-line basis. Equipment and software are depreciated over three years, furniture is depreciated over seven years and leasehold improvements and fixtures are depreciated over the shorter of the life of the asset or the term of the related lease, ranging from three to 15 years.

Occupancy, communication and office expense consists primarily of rent, utilities, supplies, and maintenance related to leased properties. New office expansions, leases, and maintenance renewal agreements are the primary drivers of fluctuations in occupancy expense. Since 2012, GETCO has invested in the build out of new and existing office locations, including the build out and development of the Palo Alto and Mumbai offices and the relocation of GETCO’s New York office. GETCO has no plans for significant office expansions in the near term. On March 18, 2013, GETCO determined to close its office in Hong Kong. This decision will not have a material effect on GETCO’s operations or results in Asia, which are generally conducted out of Singapore and Mumbai. On March 22, 2013 GETCO entered into an agreement to sublet a former New York office located at 55 Broad Street. This sublet agreement extends through the term of GETCO’s original lease. On June 30, 2013, GETCO determined to close its Palo Alto office. This decision will not have a material effect on GETCO’s operations or results; GETCO is seeking to sublet the Palo Alto office space through the term of the lease.

Restructuring costs and lease loss expense represents asset impairment charges and severance costs associated with the closing of GETCO’s Hong Kong and Palo Alto office locations, lease loss expenses from the sublet of GETCO’s New York office located at 55 Broad Street and Palo Alto office, and the write down of GETCO’s Hong Kong office lease.

Travel and entertainment expense represents airfare, hotel, and meals resulting from domestic and international travel as well as teambuilding and client entertainment expenses.

Computer supplies and maintenance expense consists primarily of computer hardware and software purchases and annual software maintenance and licensing programs. The primary drivers of fluctuations to computer supplies and maintenance costs include the timing of investments in ongoing technology upgrades and improvements.

Order flow expense represents commissions and fees paid to liquidity providers by GETCO’s ATS, GETMatched.

Interest expense on corporate borrowings and capital lease obligations consists primarily of interest from collateralized financing arrangements, capital lease obligations and long-term debt.

Other expenses relate primarily to bank commitment fees, exchange fees/dues, exchange memberships, regulatory dues, member interest expense, and value added tax, which we refer to as VAT recovery (U.K. sales tax).

Segment Commentary—Three Months Ended June 30, 2013 and 2012

The following table sets forth: (i) Revenues, (ii) Expenses, and (iii) Pre-tax earnings/(loss) from GETCO’s segments and on a consolidated basis for the three months ended June 30, 2013 and 2012 (dollars in millions):

	For the three months ended June 30,
	2013	2012	$ Change	% Change
Market Making
Revenues	$118.4	$135.7	$(17.4)	(12.8%)
Expenses	120.3	126.1	(5.8)	(4.6)

Pre-tax earnings/(loss) [1]	(1.9)	9.7	(11.6)	n/m

Execution Services
Revenues	$13.0	$9.2	$3.9	42.0%
Expenses	15.9	10.7	5.2	48.5

Pre-tax loss [1]	(2.9)	(1.5)	(1.3)	(87.4)

Corporate & Other
Revenues	$(8.8)	$0.4	$(9.2)	n/m
Expenses	55.9	2.5	53.4	n/m

Pre-tax loss [1]	(64.7)	(2.1)	(62.6)	n/m

Eliminations [2]
Revenues/expenses	$(4.5)	$(4.2)	$(0.3)	(6.5%)

Consolidated
Revenues	$118.1	$141.1	$(23.0)	(16.3%)
Expenses	187.7	135.1	52.6	39.0

Pre-tax earnings/(loss)	(69.6)	6.0	(75.6)	n/m

*Totals may not add due to rounding; “n/m” denotes percentage change calculations deemed not meaningful.

1.	Pre-Tax Earnings/(Loss) represents segment profit/loss after allocation of support function costs. Support functions include administration, clearing, communications, core technology, facilities, finance, human resources, legal and compliance, risk and senior leadership.
2.	Eliminations revenues/expenses represent fees paid to Execution Services from Market Making, which are netted against revenues and regulatory, exchange, and execution fees financial statement line items.

Consolidated revenues decreased $23.0 million (-16.3%) to $118.1 million for the three months ended June 30, 2013 from $141.1 million for the three months ended June 30, 2012. The decline in consolidated revenues was primarily attributable to lower trading revenues from the Market Making segment as well as one-time asset impairment charges related to certain strategic investments in Corporate and Other. Market Making revenues were negatively impacted by lower U.S. and European equity market volumes and volatilities as well as continued market share contraction due to increased competition. For the three months ended June 30, 2013, the average daily market volumes for U.S. cash equities and the total notional volume for European cash equities declined approximately 4% and 1%, respectively, compared to the three months ended June 30, 2012. Compounding the impact of the volume declines was lower U.S. and European equity market volatility. For the three months ended June 30, 2013, the average realized 20-day volatility of the S&P 500 and Euro Stoxx 50 Futures, and the average implied volatility of the VIX declined approximately 15%, 18%, and 26%, respectively, as compared to the three months ended June 30, 2012. For the three months ended June 30, 2013, GETCO’s market share in U.S. cash equities and U.S. equity futures declined by approximately 2 percentage points and 1 percentage point, respectively, from the three months ended June 30, 2012 (based on GETCO’s internal calculations and data from the U.S. consolidated tapes; the CME and the IntercontinentalExchange, respectively).

Consolidated expenses increased $52.6 million (39.0%) to $187.7 million for the three months ended June 30, 2013 from $135.1 million for the three months ended June 30, 2012. The increase in consolidated expenses was primarily attributable to higher employee compensation and related benefits and higher professional fees related to the Mergers, which were partially offset by lower regulatory, exchange and execution fees. The increase in employee compensation and related benefits was primarily due to an increase in unit-based compensation, which resulted from the vesting of all outstanding GETCO units on June 25, 2013, and higher discretionary compensation. Upon approval of the Mergers by the shareholders of Knight and the unit holders of GETCO at the special meetings held on June 25, 2013, the unit vesting was triggered by a change in control provision. Professional fees increased due to higher consulting and legal fees associated with the Mergers. Total headcount at June 30, 2013 was 396 compared to 398 at June 30, 2012. For the three months ended June 30, 2013, GETCO incurred $48.2 million of merger-related expenses and $1.1 million of restructuring costs and lease loss expense related to the closing of the Palo Alto and Hong Kong office locations.

The changes in pre-tax earnings (loss) by segment for the three months ended June 30, 2013 and June 30, 2012 are summarized as follows:

•

Market Making—Pre-tax results from Market Making decreased $11.6 million to a loss of $1.9 million for the three months ended June 30, 2013 from a profit of $9.7 million for the three months ended June 30, 2012. The decline was primarily attributable to a decline in revenues, partially offset by lower expenses. Revenues were adversely impacted by lower U.S. and European equity market volumes and volatilities as well as continued market share contraction in both the equities and fixed income asset classes. For the three months ended June 30, 2013, the average daily market volumes for U.S. cash equities and the total notional volume for European cash equities declined approximately 4% and 1%, respectively, compared to the three months ended June 30, 2012. Compounding the impact of the volume declines was lower U.S. and European equity market volatilities. For the three months ended June 30, 2013, the average realized 20-day volatility of the S&P 500 and Euro Stoxx 50 Futures, and the average implied volatility of the VIX declined approximately 15%, 18%, and 26%, respectively, as compared to the three months ended June 30, 2012. For the three months ended June 30, 2013, GETCO’s market share in U.S. cash equities, U.S. equity futures, U.S. fixed income cash treasuries, and U.S. fixed income treasury futures declined by approximately 2 percentage points, 1 percentage point, 4 percentage points, and 3 percentage points respectively, from the three months ended June 30, 2012

(based on GETCO’s internal calculations and data from the U.S. consolidated tapes; the CME and the IntercontinentalExchange; Brokertec, Espeed, and GovEx; and the CME and ELX Futures, L.P., respectively). Expenses were lower primarily due to lower regulatory, exchange, and execution fees due to lower trading volumes, lower colocation and data line expenses, and lower travel and entertainment costs.

•

Execution Services—Pre-tax loss from Execution Services increased $1.3 million (-87.4%) to a loss of $2.9 million for the three months ended June 30, 2013 from a loss of $1.5 million for the three months ended June 30, 2012. The increase in the pre-tax loss is primarily attributable to higher severance and discretionary compensation expense.

•

Corporate and Other—Pre-tax loss from Corporate and Other increased $62.6 million to a loss of $64.7 million for the three months ended June 30, 2013 from a loss of $2.1 million for the three months ended June 30, 2012. The increase in pre-tax loss was primarily attributable to higher professional fees and compensation and related benefit expenses associated with the Mergers (including costs related to unit vesting), strategic asset write-downs, higher bank fees and bank loan interest related to the issuance of $305.0 million of senior secured notes to help fund the merger, and restructuring and lease loss costs associated with closing the Palo Alto and Hong Kong offices. For the three months ended June 30, 2013, merger-related expenses (including unit vesting and interest and bank fees related to the $305.0 million of senior notes), strategic asset write-downs, and restructuring and lease loss costs totaled $48.2 million, $9.2 million, and $1.1 million, respectively.

Segment Commentary—Six Months Ended June 30, 2013 and 2012

The following table sets forth: (i) Revenues, (ii) Expenses, and (iii) Pre-tax earnings/(loss) from GETCO’s segments and on a consolidated basis for the six months ended June 30, 2013 and 2012 (dollars in millions):

	For the six months ended June 30,
	2013	2012	$ Change	% Change
Market Making
Revenues	$225.4	$285.1	$(59.7)	(20.9%)
Expenses	222.2	258.1	(35.8)	(13.9)

Pre-tax earnings [1]	3.2	27.0	(23.8)	(88.3)

Execution Services
Revenues	$22.2	$16.9	$5.3	31.5%
Expenses	26.6	20.0	6.6	32.8

Pre-tax loss [1]	(4.3)	(3.1)	(1.2)	(39.8)

Corporate & Other
Revenues	$(7.6)	$1.1	$(8.7)	n/m
Expenses	68.2	4.7	63.4	n/m

Pre-tax loss [1]	(75.8)	(3.6)	(72.2)	n/m

Eliminations [2]
Revenues/expenses	$(9.0)	$(8.4)	$(0.6)	(7.7%)

Consolidated
Revenues	$231.0	$294.7	$(63.7)	(21.6%)
Expenses	307.9	274.4	33.5	12.2

Pre-tax earnings/(loss) [1]	(76.9)	20.3	(97.2)	n/m

*Totals may not add due to rounding; “n/m” denotes percentage change calculations deemed not meaningful.

1.	Pre-Tax Earnings/(Loss) represents segment profit/loss after allocation of support function costs. Support functions include administration, clearing, communications, core technology, facilities, finance, human resources, legal and compliance, risk and senior leadership.
2.	Eliminations revenues/expenses represent fees paid to Execution Services from Market Making, which are netted against revenues and regulatory, exchange, and execution fees financial statement line items.

Consolidated revenues decreased $63.7 million (-21.6%) to $231.0 million for the six months ended June 30, 2013 from $294.7 million for the six months ended June 30, 2012. The decline in consolidated revenues was primarily attributable to lower trading revenues from the Market Making segment and lower strategic investment income from the Corporate and Other segment. Market Making revenues were negatively impacted by generally lower market volatilities across the equities and fixed income asset classes and lower U.S. and European equity volumes, as well as market share contraction primarily due to increased competition in the U.S., Europe and Asia-Pacific regions. For the six months ended June 30, 2013, the average realized 20-day volatility of the S&P 500, Euro Stoxx 50, the 10-year Treasury Note Future, and the average implied volatility of the VIX declined approximately 8%, 13%, 12%, and 26%, respectively, as compared to the six months ended June 30, 2012. For the six months ended June 30, 2013, the average daily market volumes for U.S. cash equities declined approximately 5%, as compared to the six months ended June 30, 2012; total notional volume for European cash equities declined approximately 6% for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. For the six months ended June 30, 2013, GETCO’s market share in U.S. cash equities, U.S. equity futures, U.S. fixed income cash treasuries, and U.S. fixed income treasury futures declined by approximately 2 percentage points, 2 percentage points, 5 percentage points, and 6 percentage points, respectively, from the six months ended June 30, 2012 (based on GETCO’s internal calculations and data from the U.S. consolidated tapes; the CME and the IntercontinentalExchange; Brokertec, Espeed, and GovEx; and the CME and ELX Futures, L.P., respectively). Strategic investment write-downs for the six months ended June 30, 2013 totaled $9.2 million.

Consolidated expenses increased $33.5 million (12.2%) to $307.9 million for the six months ended June 30, 2013 from $274.4 million for the six months ended June 30, 2012. The increase in consolidated expenses was primarily attributable to higher employee compensation and related benefits and higher professional fees related to the Mergers. The increase in employee compensation and related benefits was primarily due to an increase in unit-based compensation, which resulted from the vesting of all outstanding GETCO units on June 25, 2013. Upon approval of the Mergers by the shareholders of Knight and the unit holders of GETCO at the special meetings held on June 25, 2013, the unit vesting was triggered by a change in control provision. Professional fees increased due to higher merger-related consulting and legal fees. For the six months ended June 30, 2013, GETCO incurred $53.8 million of merger-related expenses and $3.7 million of restructuring costs and lease loss expense related to the closing of the Palo Alto and Hong Kong office locations.

The changes in pre-tax earnings (loss) by segment for the six months ended June 30, 2013 and June 30, 2012 are summarized as follows:

•

Market Making—Pre-tax earnings from Market Making decreased $23.8 million (-88.3%) to $3.2 million for the six months ended June 30, 2013 from $27.0 million for the six months ended June 30, 2012. The decline was primarily attributable to lower revenues, which were partially offset by lower expenses. Revenues were adversely impacted by reduced levels of volatility, lower U.S. and European equity market volumes, increased competition, and a higher percentage of internalization in U.S. cash equity markets. For the six months ended June 30, 2013, the average realized 20-day volatility of the S&P 500, Euro Stoxx 50, and the 10-year Treasury Note Future, and the average implied volatility of the VIX declined approximately 8%, 13%, 12%, and 26%, respectively, as compared to the six months ended June 30, 2012. For the six months ended June 30, 2013, the average daily market volumes for U.S. cash equities declined approximately 5%, as compared to the six months ended June 30, 2012; total notional volume for European cash equities declined approximately 6% for the six months ended June 30, 2013 as compared to the six months ended June 30, 2012. For the six months ended June 30, 2013, GETCO’s market share in U.S. cash equities, U.S. equity futures, U.S. fixed income cash treasuries, and U.S. fixed income treasury futures declined by approximately 2 percentage points, 2 percentage points, 5 percentage points, and 6 percentage points respectively, from the six months ended June 30, 2012 (based on GETCO’s internal calculations and data from the U.S. consolidated tapes; the CME and the IntercontinentalExchange; Brokertec, Espeed, and GovEx; and the CME and ELX Futures, L.P., respectively). Expenses were lower primarily due to lower regulatory, exchange, and execution fees resulting from lower trading volumes and lower colocation and data line expenses.

•

Execution Services—Pre-tax loss from Execution Services increased $1.2 million (-39.8%) to a loss of $4.3 million for the six months ended June 30, 2013 from a loss of $3.1 million for the six months ended June 30, 2012. The increase in the pre-tax loss is primarily attributable to higher severance and discretionary compensation expense, which was partially offset by higher GETAlpha and GETDirect revenues.

•

Corporate and Other—Pre-tax loss from Corporate and Other increased $72.2 million to a loss of $75.8 million for the six months ended June 30, 2013 from a loss of $3.6 million for the six months ended June 30, 2012. The increase in pre-tax loss was primarily attributable to higher professional fees and compensation and related benefit expenses associated with the Mergers, strategic asset write-downs, higher merger related bank loan interest, and restructuring and lease loss costs associated with closing the Palo Alto and Hong Kong offices. For the six months ended June 30, 2013, merger-related expenses, strategic asset write-downs, and restructuring and lease loss costs totaled $53.8 million, $9.2 million, and $3.7 million, respectively.

Results of Operations for the Three Months Ended June 30, 2013 and 2012

The following table sets forth the consolidated statements of operations for the three months ended June 30, 2013 and 2012 (dollars in millions):

Consolidated Statement of Operations

	(Unaudited) Three Months Ended June 30,
	2013	2012	$ Change	% Change
Revenues
Trading gains and losses, net	$127.2	$141.7	$(14.5)	(10.3%)
Interest and dividends, net	0.6	(0.8)	1.4	n/m
Loss on investments, net	(9.2)	-	(9.2)	n/m
Other (loss) income, net	(0.5)	0.2	(0.7)	n/m

Total revenues	118.1	141.1	(23.0)	(16.3)

Expenses
Employee compensation and related benefits	69.0	39.6	29.5	74.5
Regulatory, exchange and execution fees	46.0	52.6	(6.6)	(12.6)
Colocation and data line expenses	20.4	21.8	(1.4)	(6.4)
Professional fees	23.2	4.0	19.2	474.1
Depreciation and amortization	7.7	7.7	0.0	0.2
Occupancy, communication, and office	4.2	3.8	0.4	10.2
Restructuring costs and lease loss	1.1	-	1.1	n/m
Travel and entertainment	1.6	2.8	(1.1)	(40.3)
Computer supplies and maintenance	0.9	1.2	(0.3)	(25.9)
Order flow expense	0.8	0.7	0.1	19.4
Interest expense on corporate borrowings and capital lease obligations	2.2	0.5	1.6	n/m
Other expenses	10.6	0.4	10.2	n/m

Total expenses	187.7	135.1	52.6	39.0

(Loss) income before income taxes	(69.6)	6.0	(75.6)	n/m
Provision for income taxes	3.3	2.3	1.0	45.5

Net (loss) income	$(72.9)	$3.8	$(76.7)	n/m

* Totals may not add due to rounding; “n/m” denotes percentage change calculations deemed not meaningful.

Revenues

Market Making

	For the three months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Market Making (dollars in millions)[1]	$118.4	$135.7	$(17.4)	(12.8%)

1.	Includes debit, credit, and short stock interest, as well as dividend income and expense resulting from trading operations.

Total revenues from Market Making declined $17.4 million (-12.8%) to $118.4 million for the three months ended June 30, 2013 from $135.7 million for the three months ended June 30, 2012. Market Making revenues for the three months ended June 30, 2013 primarily represent trading gains and losses and were negatively impacted by industry-specific trends such as lower market volatilities and volumes, as well as continued market share contraction primarily due to a continued increase in competition.

Execution Services

	For the three months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Execution Services (dollars in millions)	$13.0	$9.2	$3.9	42.0%

Total revenues from Execution Services, which includes fees from GETCO’s Market Making segment and commissions and fees from agency execution activities, increased $3.9 million (42.0%) to $13.0 million for the three months ended June 30, 2013 from $9.2 million for the three months ended June 30, 2012. The increase in revenue was primarily attributable to increased third party revenues from GETCO’s GETAlpha product and higher trading revenues from the GETDirect fixed income product.

Corporate and Other

	For the three months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Corporate and Other (dollars in millions)[1]	$(8.8)	$0.4	$(9.2)	n/m

1.      Includes non-trading position related interest income, dividend income related to certain strategic investments, income (loss) from certain strategic investments, mark-to-market gains and losses on GETCO’s short term investments, and currency conversion gains/(losses) related to non-U.S. dollar denominated cash deposits held at clearing firms. Intercompany rebates and fees paid to Execution Services from Market Making are accounted for through intercompany eliminations and are not included in Corporate and Other.

Total revenues from the Corporate and Other segment decreased $9.2 million to a loss of $8.8 million for the three months ended June 30, 2013 from $0.4 million for the three months ended June 30, 2012. The decrease in revenue was primarily attributable to $9.2 million of strategic asset write-downs.

Expenses

Employee compensation and related benefits increased $29.5 million (74.5%) to $69.0 million for the three months ended June 30, 2013 from $39.6 million for the three months ended June 30, 2012. This increase was primarily attributable to higher discretionary compensation in the quarter and an increase in unit-based compensation costs, which resulted from the vesting of all outstanding GETCO units on June 25, 2013. Upon approval of the Mergers by the shareholders of Knight and the unit holders of GETCO at the special meetings held on June 25, 2013 the unit vesting was triggered by a change in control provision. Severance costs decreased $3.0 million (-57.5%) to $2.2 million for the three months ended June 30, 2013 from $5.1 million for the three months ended June 30, 2012.

Regulatory, exchange, and execution fees declined $6.6 million (-12.6%) to $46.0 million for the three months ended June 30, 2013 from $52.6 million for the three months ended June 30, 2012. The decline in expenses was primarily driven by lower trading volumes.

Colocation and data line expenses decreased $1.4 million (-6.4%) to $20.4 million for the three months ended June 30, 2013 from $21.8 million for the three months ended June 30, 2012. The decrease in colocation and data line expenses is primarily attributable to negotiated contractual cost savings.

Professional fees increased $19.2 million (474.1%) to $23.2 million for the three months ended June 30, 2013 from $4.0 million for the three months ended June 30, 2012. The increase in professional fees is primarily attributable to the Mergers. For the three months ended June 30, 2013 GETCO incurred $21.6 million of professional fees related to the Mergers. Excluding merger-related costs, professional fees decreased primarily due to lower placement fees and non-merger related legal, audit, and communication fees.

Depreciation and amortization expense remained unchanged at $7.7 million for the three months ended June 30, 2013 and three months ended June 30, 2012.

Occupancy, communication and office expenses increased $0.4 million (10.2%) to $4.2 million for the three months ended June 30, 2013 from $3.8 million for the three months ended June 30, 2012. Increases were primarily attributable to higher rent from the opening of GETCO’s New York office in late 2012.

Restructuring costs and lease loss expenses increased $1.1 million to $1.1 million for the three months ended June 30, 2013 from $0.0 million for the three months ended June 30, 2012. The increase in restructuring costs and lease loss expense was attributable to asset impairment charges, lease loss, and employee costs associated with the closing of GETCO’s Palo Alto and Hong Kong office locations.

Travel and entertainment expenses decreased $1.1 million (-40.3%) to $1.6 million for the three months ended June 30, 2013 from $2.8 million for the three months ended June 30, 2012. The decline in travel and entertainment costs was primarily attributable to lower air travel and lodging expenses resulting from changes in GETCO’s travel policy, limiting non-essential travel, and the elimination of GETCO’s fractional jet share. For the three months ended June 30, 2013, GETCO incurred $0.4 million of travel expenses related to the Merger.

Computer supplies and maintenance expense decreased $0.3 million (-25.9%) to $0.9 million for the three months ended June 30, 2013 from $1.2 million for the three months ended June 30, 2012. The decrease in computer supplies and maintenance expense was primarily attributable to lower equipment, software, and maintenance purchases.

Interest expense on corporate borrowings increased $1.6 million to $2.2 million for the three months ended June 30, 2013 from $0.5 million for the three months ended June 30, 2012. The increase in interest expense primarily relates to interest on the $305.0 million of 8.25% senior secured notes that were issued on June 5, 2013 and placed into escrow until the closing of the Mergers on July 1, 2013. See Note 17—Subsequent Events in the consolidated financial statements contained in Exhibit 99.1 to this Current Report on Form 8-K.

Other expenses increased $10.2 million to $10.6 million for the three months ended June 30, 2013 from $0.4 million for the three months ended June 30, 2012 primarily due to $8.9 million of bank commitment fees related to the Mergers as well as fees associated with GETCO’s $350.0 million secured revolving credit facility, which closed in June 2012. See Note 17—Subsequent Events in the consolidated financial statements contained in Exhibit 99.1 to this Current Report on Form 8-K.

Results of Operations for the Six Months Ended June 30, 2013 and 2012

The following table sets forth the consolidated statements of operations for the six months ended June 30, 2013 and 2012 (dollars in millions):

Consolidated Statement of Operations

	(Unaudited) Six Months Ended June 30,
	2013	2012	$ Change	% Change
Revenues
Trading gains and losses, net	$239.7	$294.9	$(55.3)	(18.7%)
Interest and dividends, net	0.5	(1.0)	1.5	n/m
Loss on investments, net	(8.8)	-	(8.8)	n/m
Other (loss) income, net	(0.4)	0.7	(1.2)	n/m

Total revenues	231.0	294.7	(63.7)	(21.6)

Expenses
Employee compensation and related benefits	101.7	81.1	20.5	25.3
Regulatory, exchange and execution fees	86.9	102.4	(15.5)	(15.1)
Colocation and data line expenses	40.0	42.7	(2.7)	(6.3)
Professional fees	30.3	8.7	21.6	249.1
Depreciation and amortization	15.9	19.6	(3.7)	(18.8)
Occupancy, communication, and office	8.2	7.5	0.6	8.6
Restructuring costs and lease loss	3.7	-	3.7	n/m
Travel and entertainment	3.0	5.8	(2.8)	(47.7)
Computer supplies and maintenance	1.8	2.6	(0.8)	(29.3)
Order flow expense	1.7	1.5	0.2	15.7
Interest expense on corporate borrowings and capital lease obligations	2.6	1.3	1.3	104.1
Other expenses	12.0	1.2	10.8	909.8

Total expenses	307.9	274.4	33.5	12.2

(Loss) income before income taxes	(76.9)	20.3	(97.2)	n/m
Provision for income taxes	5.3	5.6	(0.3)	(4.9)

Net (loss) income	$(82.2)	$14.7	$(97.0)	n/m

* Totals may not add due to rounding; “n/m” denotes percentage change calculations deemed not meaningful.

Revenues

Market Making

	For the six months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Market Making (dollars in millions) [1]	$225.4	$285.1	$(59.7)	(20.9%)

1.	Includes debit, credit, and short stock interest.

Total revenues from Market Making declined $59.7 million (-20.9%) to $225.4 million for the six months ended June 30, 2013 from $285.1 million for the six months ended June 30, 2012. Market Making revenues for the six months ended June 30, 2013 primarily represent trading gains and losses and were negatively impacted by industry-specific trends such as reduced levels of volatility, lower U.S. and European equity market volumes, increased competition, and a higher percentage of internalization in U.S. cash equity markets.

Execution Services

	For the six months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Execution Services (dollars in millions)	$22.2	$16.9	$5.3	31.5%

Total revenues from Execution Services, which includes fees from GETCO’s Market Making segment and commissions and fees from agency execution activities, increased $5.3 million (31.5%) to $22.2 million for the six months ended June 30, 2013 from $16.9 million for the six months ended June 30, 2012. The increase in revenue was primarily attributable to increased third party revenues from GETCO’s GETAlpha product and higher trading revenues from the GETDirect fixed income product.

Corporate and Other

	For the six months ended June 30,
	2013	2012	$ Change	% Change
Total Revenues From Corporate and Other (dollars in millions) [1]	$(7.6)	$1.1	$(8.7)	n/m

1.	Includes non-trading position related interest income, dividend income related to certain strategic investments, income (loss) from certain strategic investments, mark-to-market gains and losses on GETCO’s short-term investments, and currency conversion gains/(losses) related to non-U.S. dollar denominated cash deposits held at clearing firms. Intercompany rebates and fees paid to Execution Services from Market Making are accounted for through intercompany eliminations and are not included in Corporate and Other.

Total revenues from the Corporate and Other segment decreased $8.7 million to a loss of $7.6 million for the six months ended June 30, 2013 from a profit of $1.1 million for the six months ended June 30, 2013. The decline in revenue was primarily attributable to a $9.2 million loss resulting from strategic asset write-downs.

Expenses

Employee compensation and related benefits increased $20.5 million (25.3%) to $101.7 million for the six months ended June 30, 2013 from $81.1 million for the six months ended June 30, 2012. This increase was primarily attributable to higher discretionary compensation and an increase in unit-based compensation costs, which resulted from the vesting of all outstanding GETCO units on June 25, 2013. Upon approval of the Mergers by the Knight shareholders and the GETCO unit holders at the special meetings held on June 25, 2013 the unit vesting was triggered by a change in control provision. Severance costs decreased $3.1 million (-39.1%) to $4.8 million for the six months ended June 30, 2013 from $7.9 million for the six months ended June 30, 2012.

Regulatory, exchange, and execution fees declined $15.5 million (-15.1%) to $86.9 million for the six months ended June 30, 2013 from $102.4 million for the six months ended June 30, 2012. The decline in expenses was primarily driven by lower trading volumes.

Colocation and data line expenses decreased $2.7 million (-6.3%) to $40.0 million for the six months ended June 30, 2013 from $42.7 million for the six months ended June 30, 2012. The decrease in colocation and data line expenses is primarily attributable to negotiated contractual costs savings.

Professional fees increased $21.6 million (249.1%) to $30.3 million for the six months ended June 30, 2013 from $8.7 million for the six months ended June 30, 2012. The increase in professional fees was attributable to the Mergers, which were partially offset by lower placement fees and non-merger related legal fees. For the six months ended June 30, 2013, GETCO incurred $26.9 million of professional fees related to the Mergers.

Depreciation and amortization decreased $3.7 million (-18.8%) to $15.9 million for the six months ended June 30, 2013 from $19.6 million for the six months ended June 30, 2012. The decline in depreciation and amortization expense was primarily attributable to lower equipment depreciation resulting from depreciation run-off in excess of new spending for equipment purchases.

Occupancy, communication and office expenses increased $0.6 million (8.6%) to $8.2 million for the six months ended June 30, 2013 from $7.5 million for the six months ended June 30, 2012. The increase in occupancy, communication and office expense was primarily attributable to higher rent associated with the relocation of GETCO’s New York office in late 2012.

Restructuring costs and lease loss expenses increased $3.7 million to $3.7 million for the six months ended June 30, 2013 from $0.0 million for the six months ended June 30, 2012. The increase in restructuring costs and lease loss expenses was attributable to asset impairment charges and employee costs associated with the closing of GETCO’s Palo Alto and Hong Kong offices, lease loss expense from the sublet of GETCO’s Palo Alto office and New York office located at 55 Broad Street, and a write down of GETCO’s Hong Kong office lease.

Travel and entertainment expenses decreased $2.8 million (-47.7%) to $3.0 million for the six months ended June 30, 2013 from $5.8 million for the six months ended June 30, 2012. The decline in travel and entertainment costs was primarily attributable to lower airfare and lodging expenses resulting from changes in GETCO’s travel policy, limiting non-essential travel, and the elimination of GETCO’s fractional jet share. For the six months ended June 30, 2013, GETCO incurred $0.7 million of travel expenses related to the Merger.

Computer supplies and maintenance expense decreased $0.8 million (-29.3%) to $1.8 million for the six months ended June 30, 2013 from $2.6 million for the six months ended June 30, 2012. The decrease in computer supplies and maintenance expense was primarily attributable to lower equipment and software purchases.

Interest expense on corporate borrowings increased $1.3 million (104.1%) to $2.6 million for the six months ended June 30, 2013 from $1.3 million for the six months ended June 30, 2012. The increase in interest expense primarily relates to interest on the $305.0 million of 8.25% senior secured notes that were issued on June 5, 2013 and placed into escrow until the closing of the Merger on July 1, 2013. See Note 17—Subsequent Events in the consolidated financial statements contained in Exhibit 99.1 to this Current Report on Form 8-K.

All other expenses increased $10.8 million (909.8%) to $12.0 million for the six months ended June 30, 2013 from $1.2 million for the six months ended June 30, 2012 primarily due to $8.9 million of bank commitment fees as well as fees associated with GETCO’s $350.0 million secured revolving credit facility, which closed in June 2012. See Note 17—Subsequent Events in the consolidated financial statements contained in Exhibit 99.1 to this Current Report on Form 8-K.

Reconciliation of GAAP Pre-Tax to Non-GAAP Pre-Tax Earnings

We believe that certain non-GAAP financial presentations, when taken into consideration with the corresponding GAAP financial presentations, are important in understanding our operating results. The adjustments incorporate the effects of losses from strategic asset impairments, expenses associated with the Mergers, severance and non-compete expenses related to termed employees, and restructuring and lease loss costs related to the closing of certain office locations and sublet of leaseholds. We believe this presentation provides meaningful information to shareholders and investors as they provide comparability for our results of operations for the three and six months ended June 30, 2013 with the results for the three and six months ended June 30, 2012. The following table provides a full reconciliation of GAAP to non-GAAP pre-tax results for the three and six months ended June 30, 2013 (dollars in millions):

Three months ended June 30, 2013	Market Making	Execution Services	Corporate and Other	Consolidated
GAAP pre-tax loss:	$ (1.9)	$(2.9)	$(64.7)	$(69.6)
Merger - professional fees, bank fees, interest expense, and other	-	-	33.3	33.3
Merger - unit and deferred compensation acceleration	-	-	14.9	14.9
Strategic asset impairments	-	-	9.2	9.2
Severance and non-compete	1.9	0.3	-	2.2
Restructuring and lease loss	-	-	1.1	1.1

Non-GAAP loss from operations before income taxes	$(0.1)	$(2.6)	$(6.2)	$(8.9)

Six months ended June 30, 2013	Market Making	Execution Services	Corporate and Other	Consolidated
GAAP pre-tax income (loss):	$3.2	$(4.3)	$(75.8)	$(76.9)
Merger - professional fees, bank fees, interest expense, and other	-	-	38.9	38.9
Merger - unit and deferred compensation acceleration	-	-	14.9	14.9
Strategic asset impairments	-	-	9.2	9.2
Severance and non-compete	4.0	0.9	-	4.8
Restructuring and lease loss	-	-	3.7	3.7

Non-GAAP income (loss) from operations before income taxes	$7.1	$(3.5)	$(9.1)	$(5.4)

*Totals may not add due to rounding

Financial Condition as of June 30, 2013 and December 31, 2012

GETCO has historically maintained a highly liquid balance sheet, with a substantial portion of total assets consisting of cash and cash equivalents, highly liquid marketable securities and short term receivables.

As of June 30, 2013 and December 31, 2012, GETCO had $2,194.4 million and $1,687.5 million of total assets, respectively. The assets consisting of cash and other assets readily convertible into cash were as follows (dollars in millions):

	(Unaudited) As of June 30,	As of December 31,
	2013	2012
Cash and cash equivalents	$466.5	$427.6
Restricted cash and cash equivalents	308.1	—
Receivables from exchanges	20.3	11.5
Receivables from clearing brokers and clearing organizations	290.0	85.3
Securities and options owned, at fair value
Equity securities	434.3	382.0
Listed equity options	111.6	92.3
Debt securities	21.5	183.6
Collateralized agreements:
Securities borrowed	97.1	55.1

Total cash and assets readily convertible to cash	$1,749.4	$1,237.4

It is GETCO’s expectation that substantially all of the amounts disclosed in the table above could be liquidated to cash within five business days under normal market conditions; however, the liquidated values may be subjected to haircuts during distressed markets.

Securities and options owned, at fair value, principally consist of equities and listed equity options that trade primarily on U.S. and European equity markets, as well as corporate debt securities, which include short-term bond funds held as part of GETCO’s cash management.

Securities borrowed represent the value of cash or other collateral deposited with securities lenders to facilitate GETCO’s trade settlement process.

Receivables from exchanges are related to market volume based liquidity rebates.

Receivables from clearing brokers include interest bearing cash balances held with third party clearing brokers, including, or net of, amounts related to securities transactions. Receivables from clearing organizations include interest bearing cash balances including, or net of, securities transactions that have not yet reached their contracted settlement date.

Other assets primarily represent deposits and other miscellaneous receivables.

Total assets increased $506.8 million (30.0%) to $2,194.4 million at June 30, 2013 from $1,687.5 million at December 31, 2012. The majority of the increase in assets related to an increase in restricted cash and cash equivalents, receivables from clearing brokers and clearing organizations, equity securities and listed equity options owned, securities borrowed, and cash and cash equivalents, which were partially offset by a decline in debt securities owned. Restricted cash and cash equivalents increased $308.1 million to $308.1 million at June 30, 2013 from $0.0 million at December 31, 2012 primarily due to the $305.0 million of senior secured notes issued June 5, 2013. Receivables from clearing brokers and clearing organizations increased $204.8 million (240.1%) to $290.0 million at

June 30, 2013 from $85.3 million at December 31, 2012 due to higher deposits at third party clearing organizations resulting from an increase in positions. Securities borrowed increased $42.0 million (76.1%) to $97.1 million at June 30, 2013 from $55.1 million at December 31, 2012. This increase is primarily related to growth of the options market making and international arbitrage businesses. Cash and cash equivalents increased $38.9 million (9.1%) to $466.5 million at June 30, 2013 from $427.6 million at December 31, 2012 primarily due to proceeds from the sale of GETCO’s short-term bond funds, which were partially offset by cash required to fund the operations during the six months ended June 30, 2013. Securities and options owned, which fluctuate based on trading volumes, market conditions, GETCO’s short-term investment holdings, and trading strategies utilized in the options market making and international arbitrage businesses, decreased $90.6 million (-13.8%) to $567.4 million at June 30, 2013 from $657.9 million at December 31, 2012, primarily due to the sale of GETCO’s short-term bond funds, partially offset by an increase in equity securities and listed equity options related to the growth of GETCO’s options market making and international arbitrage businesses.

Total liabilities increased $569.6 million (78.9%) to $1,291.3 million at June 30, 2013 from $721.7 million at December 31, 2012 primarily due to an increase in notes payable and securities and options sold, not yet purchased. Notes payable increased $305.0 million to $320.0 million due to the $305.0 million of senior secured notes issued June 5, 2013. Securities and options sold, not yet purchased increased $230.1 million (44.9%) to $742.7 million at June 30, 2013 from $512.6 million at December 31, 2012, primarily reflecting the impact of growth in the options market making and international arbitrage businesses. Payables to clearing brokers increased $9.9 million (41.0%) to $34.1 million at June 30, 2013 from $24.2 million at December 31, 2012, primarily due to higher net trading positions. Compensation payable increased $8.9 million (29.6%) to $39.1 million at June 30, 2013 from $30.2 million at December 31, 2012. The increase was primarily due to higher incentive compensation, partially offset by the payment of 2012 year-end bonuses.

Members’ equity decreased $62.8 million (-6.5%) to $903.0 million at June 30, 2013 from $965.8 million at December 31, 2012. The decrease primarily reflects a decrease in retained earnings.

Liquidity and Capital Resources

GETCO finances its business primarily with cash generated by operations, member contributions and clearing firm borrowings. GETCO had net current assets, which consist of net assets readily convertible into cash less current liabilities, of $793.5 million at June 30, 2013.

GETCO has completed several acquisitions over the last few years. In March 2010, GETCO acquired NYSE DMM rights from Barclays for $21.0 million and in December 2011, GETCO acquired additional DMM rights from Bank of America for $30.8 million. In July 2011, GETCO acquired Automat Limited for $11.9 million in cash and equity. In each case, there is no earn-out or contingent obligations.

Loss before income taxes was $69.6 million and income before income taxes was $6.0 million for the three months ended June 30, 2013 and 2012, respectively. Included in these amounts were certain non-cash expenses such as unit-based compensation, depreciation, and amortization. Unit-based compensation was $16.9 million and $0.8 million for the three months ended June 30, 2013 and 2012, respectively. Depreciation and amortization expense was $7.7 million and $7.7 million for the three months ended June 30, 2013 and 2012, respectively.

Capital expenditures related to GETCO’s operations were $6.2 million and $10.1 million for the three months ended June 30, 2013 and 2012, respectively. There were no payments related to acquisitions of businesses, trading rights and other items for the three months ended June 30, 2013 or 2012.

On June 30, 2011, GETCO entered into a $30.0 million one year unsecured revolving credit facility with a single lender, which was amended on March 30, 2012 to increase the amount to $50.0 million, extend the maturity to July 5, 2015, and create a sub limit for letters of credit. Borrowings under the facility bore interest at LIBOR plus a margin of 2.5%. This facility was retired on May 21, 2013, at which time there were $3.0 million of letters of credit outstanding, which were subsequently cash collateralized.

On August 12, 2011, Octeg entered into a $50.0 million one year Secured Revolving Credit Facility with a single lender, which was retired on June 6, 2012. Borrowings under the facility were used to finance the purchase and settlement of securities, and bore interest at LIBOR plus a margin of 1.75% per annum. A commitment fee of 0.30% per annum on the average daily unused portion of the facility was payable quarterly in arrears.

On October 25, 2011, GETCO issued $15.0 million of seven year senior unsecured notes to a single lender, which were repaid in full (including accrued interest) upon the closing of the Mergers on July 1, 2013. The notes bore interest at a rate of 5.95% per annum and required, among other restrictions, the maintenance of certain financial covenants. At June 30, 2013, GETCO was in compliance with these covenants.

On June 6, 2012, Octeg entered into a $350.0 million three year secured revolving credit facility with a consortium of banks. Borrowings under the facility can be used to finance the purchase and settlement of securities and bear interest at LIBOR plus a margin of 1.75% per annum. A commitment fee at a rate of 0.35% per annum on the average daily unused portion of the facility is payable quarterly in arrears. The facility requires, among other restrictions, the maintenance of certain financial covenants. At June 30, 2013, Octeg was in compliance with these covenants. No amount was drawn under the facility at June 30, 2013. Upon the closing of the Mergers on July 1, 2013, the facility was terminated and replaced with the OCTEG-KCA Revolving Facility described in Note 17 to the financial statements included as Exhibit 99.1 to this Current Report on Form 8-K, which includes changes to add Knight Capital Americas LLC as a borrower, add KCG as a guarantor, increase the amount of revolving loans available to be drawn to $450.0 million, make loans available to KCA to fund margin deposits with the NSCC and make certain financial covenant and other changes.

On June 5, 2013, in connection with the closing of the Mergers, GETCO Financing Escrow, LLC (“Finance LLC”) issued the $305.0 million of 8.25% senior secured notes due June 15, 2018 (the “Senior Secured Notes”). Proceeds from the notes were placed into escrow until the closing of the Mergers on July 1, 2013, at which time Finance LLC was merged into KCG, with KCG surviving. The proceeds from the Senior Secured Notes, along with proceeds from $535.0 million of first lien term loans borrowed by KCG and $55.0 million of contributed equity by General Atlantic LLC, were used to fund the cash consideration paid to former shareholders of Knight in the Knight Merger, redeem existing debt of Knight, redeem existing debt of GETCO, and pay fees and expenses associated with the Mergers. The Senior Secured Notes require compliance with negative and affirmative covenants, that limit KCG’s ability to make distributions and investments, among other restrictions.

GETCO’s U.S. registered broker-dealers are subject to regulatory requirements intended to ensure the general financial soundness and liquidity of broker-dealers and require the maintenance of minimum levels of net capital, as defined in Rule 15c3-1 of the Exchange Act. These regulations also prohibit a broker-dealer from repaying subordinated borrowings, paying cash dividends, making loans to its parent, affiliates or employees, or otherwise entering into transactions which would result in a reduction of its total net capital to less than 120.0% of its required minimum capital. Moreover, a broker-dealer is required to notify the SEC and other regulators prior to repaying subordinated borrowings, paying dividends and making loans to its parent, affiliates or employees, or otherwise entering into transactions, which, if executed, would result in a reduction of 30.0% or more of its excess net capital (net capital less minimum requirement). The SEC has the ability to prohibit or restrict such transactions if the result is detrimental to the financial integrity of the broker-dealer. As of June 30, 2013, all of GETCO’s U.S. broker-dealers were in compliance with the applicable regulatory net capital rules.

The following table sets forth the net capital levels and requirements for the following domestic regulated broker-dealer subsidiaries at June 30, 2013, as reported in their respective regulatory filings (dollars in millions):

Entity	Net Capital	Net Capital Requirement	Excess Net Capital
OCTEG, LLC	$100.0	$1.0	$99.0
GETCO Securities, LLC	$60.8	$1.0	$59.8
GETCO Execution Services, LLC	$3.7	$0.3	$3.4

GETCO, LLC, is a clearing member of the Chicago Mercantile Exchange, a self-regulatory organization (“SRO”), and is subject to net capital requirements as determined by SRO rules. The following table sets forth the net capital levels and requirements at June 30, 2013, as reported in its regulatory filing (dollars in millions):

Entity	Net Capital	Net Capital Requirement	Excess Net Capital
GETCO, LLC	$106.5	$5.0	$101.5

GETCO’s foreign registered broker-dealers are subject to certain financial resource requirements of either the Financial Conduct Authority (“FCA”) or the Australian Securities and Investment Commission. Effective June 2013 GETCO is no longer operating in Hong Kong and therefore is no longer subject to compliance with the Hong Kong Securities and Futures Commission. GETCO’s Australia subsidiary was in compliance with its financial resource requirement at June 30, 2013. The following table sets forth the financial resource requirement for GETCO Europe Limited, GETCO’s FCA regulated broker-dealer subsidiary, at June 30, 2013 (dollars in millions):

Entity	Financial Resources	Resource Requirement	Excess Financial Resources
GETCO Europe Limited	$162.1	$110.9	$51.2

Off-Balance Sheet Arrangements

As of June 30, 2013, GETCO did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Effects of Inflation

Because the majority of GETCO’s assets are liquid in nature, they are not significantly affected by inflation. However, the rate of inflation may affect expenses, such as employee compensation, office leasing costs and trading infrastructure expenses, which may not be readily offset by higher revenues. To the extent inflation results in rising interest rates and has other adverse effects on the securities markets, it may adversely affect GETCO’s financial position and results of operations.

Critical Accounting Policies

GETCO’s annual consolidated financial statements are based on the application of GAAP, which requires GETCO to make estimates and assumptions about future events that affect the amounts reported in GETCO’s annual consolidated financial statements and the accompanying notes. Future events and their effects cannot be determined with certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates and any such differences may be material to GETCO’s annual consolidated financial statements. GETCO management believes that the estimates set forth below may involve a higher degree of judgment and complexity in their application than other accounting estimates and represent the critical accounting estimates used in the preparation of GETCO’s annual consolidated financial statements. GETCO management believes its judgments related to these accounting estimates are appropriate. However, if different assumptions or conditions were to prevail, the results could be materially different from the amounts recorded.

Financial Instruments and Fair Value

GETCO values its financial instruments using a hierarchy of fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value.

The fair value hierarchy can be summarized as follows:

•	Level 1—Valuations based on quoted prices in active markets for identical assets or liabilities that GETCO has the ability to access, which does not require significant managerial judgment.

•	Level 2—Valuations based on quoted prices in markets that are not active or for which all significant inputs are observable, either directly or indirectly.

•	Level 3—Valuations based on inputs that are unobservable and significant to the overall fair value measurement.

Changes in fair value are recognized in earnings each period for financial instruments that are carried at fair value.

GETCO’s financial instruments owned and financial instruments sold, not yet purchased will generally be classified within Level 1 of the fair value hierarchy because they are valued using quoted market prices or broker or dealer quotations with reasonable levels of price transparency.

The types of instruments that trade in markets that are not considered to be active, but are valued based on observable inputs such as quoted market prices or alternative pricing sources with reasonable levels of price transparency are generally classified within Level 2 of the fair value hierarchy.

The fair value of options and derivatives is determined using an option pricing model based on observable inputs such as implied volatility and risk-free interest rate, and are classified within Level 2 of the fair value hierarchy.

Certain instruments are classified within Level 3 of the fair value hierarchy because they trade infrequently and therefore have little or no price transparency. For those instruments that are not traded in active markets or are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments are generally based on available market evidence. In the absence of such evidence, management’s best estimate is used.

Goodwill and Intangible Assets

GETCO determines the values and useful lives of intangible assets upon acquisition. Goodwill is the cost of acquired companies or businesses in excess of the fair value of net assets, including identifiable intangible assets, at the acquisition date. Goodwill and intangible assets are assessed for impairment annually or when events indicate that the amounts may not be recoverable.

GETCO assesses goodwill and intangibles for impairment at the reporting unit level. GETCO’s reporting units are the components of its business segments for which discrete financial information is available and is regularly reviewed by GETCO’s chief operating decision maker. As part of the assessment for impairment, GETCO considers the fair value of the respective reporting unit as well as the overall market value of GETCO compared to its net book value. The fair value estimate of the reporting units is principally performed using a discounted cash flow methodology with a risk-adjusted weighted average cost of capital which GETCO believes to be the most reliable indicator of the fair values of its respective reporting units.

If goodwill or an intangible asset is deemed impaired, it is written down to its estimated impaired value.

Strategic Investments

Strategic investments are accounted for under the equity method, at cost or at fair value. GETCO uses the equity method of accounting where GETCO is considered to exert significant influence on the investee. GETCO holds strategic investments at cost, less impairment if any, when GETCO is not considered to exert significant influence on operating and financial policies of the investee. Investments deemed to be available for sale assets are re-measured to fair value at the end of each period with changes in fair value recorded through other comprehensive income.

GETCO reviews investments on an ongoing basis to ensure that the carrying values of the investments have not been impaired. If GETCO assesses that an impairment loss on a strategic investment has occurred due to a decline in fair value or other market conditions, GETCO writes the investment down to its estimated impaired value.

Accounting Standards Updates

Recently adopted accounting guidance

In December 2011, the FASB issued an ASU that requires additional disclosures about financial assets and liabilities that are subject to netting arrangements. Under the ASU, financial assets and liabilities must be disclosed at their respective gross asset and liability amounts, the amounts offset on the balance sheet and a description of the respective netting agreements. The new disclosures are required for reporting periods beginning on or after January 1, 2013, and are to be applied retrospectively. Other than requiring additional disclosures, the adoption of this ASU did not have an impact on GETCO’s Consolidated Financial Statements.

In February 2013, the FASB issued an ASU that requires additional disclosure requirements for items reclassified out of accumulated other comprehensive income. This new guidance requires entities to present either on the face of the income statement or in the notes to the financial statements; the effects on the specific line items of the income statement for amounts reclassified out of accumulated other comprehensive income. This ASU is effective for reporting periods beginning after December 15, 2012. Other than requiring additional disclosures, the adoption of this ASU did not have an impact on GETCO’s Consolidated Financial Statements.

Recent accounting guidance to be adopted in future periods

In March 2013, the FASB issued an ASU concerning parent’s accounting for the cumulative translation adjustment upon recognition of certain subsidiaries of groups of assets within a foreign entity or of an investment in a foreign entity. This ASU provides for the release of the cumulative translation adjustment into net income when a parent sells a part or all of its investment within a foreign entity, no longer holds a controlling interest in an investment in a foreign entity or obtains control of an investment in a foreign entity that was previously recognized as an equity method investment. This

ASU is effective for reporting periods beginning after December 15, 2013, however early adoption is permitted. We are evaluating the impact of this ASU on GETCO’s Consolidated Financial Statements.

In July 2013, the FASB issued an ASU to clarify the financial statement presentation of an unrecognized tax benefit when a net operating loss (“NOL”) carryforward, a similar tax loss, or a tax credit carryforward exists. This ASU requires entities to present an unrecognized tax benefit as a reduction of a deferred tax asset for a NOL carryforward whenever the NOL or tax credit carryforward would be available to reduce the additional taxable income or tax due if the tax position is disallowed. The ASU is required for reporting periods after December 31, 2013. Upon adoption, entities are required to apply the provisions of the ASU prospectively for all unrecognized tax benefits that exist at the adoption date, however, the ASU also indicates that retrospective application is permitted. The Company is currently evaluating the impact that such adoption will have on its consolidated financial statements.

Quantitative and Qualitative Disclosures About Market Risk

GETCO is exposed to numerous risks in the ordinary course of business and activities; therefore, effective risk management is critical to the Company’s financial soundness and profitability. GETCO maintains a comprehensive risk management structure and processes to monitor and evaluate the principal risks assumed in conducting business. The Company’s risk management policies, procedures, and methodologies are subject to ongoing review and modification. GETCO’s principal risks are as follows:

Market Risk

GETCO’s market making and trading activities expose GETCO’s capital to significant risks. These risks include, but are not limited to, absolute and relative price movements, price volatility, interest rates, credit terms, and changes in liquidity, over which GETCO has virtually no control. Equity price risks result from exposure to changes in prices and volatilities of individual equities, equity indices and other equity baskets or portfolios. Interest rate risks result primarily from exposure and changes in the relative yields of different fixed income instruments, the volatility of interest rates and credit spreads.

For working capital purposes, GETCO invests in money market funds or maintains interest-bearing balances at banks and in GETCO’s trading accounts with clearing brokers, which are classified as cash and cash equivalents and receivable from clearing brokers and clearing organizations, respectively, on the annual consolidated financial statements. These balances do not have maturity dates, effectively alleviating significant market risk, as the balances are short-term in nature and subject to daily repricing. GETCO’s cash and cash equivalents held in foreign currencies are subject to the exposure of foreign currency fluctuations. These balances are monitored daily and are not material to GETCO’s overall cash position.

GETCO employs proprietary position management and trading systems that provide real-time, on-line position management and inventory control. GETCO monitors its risks by reviewing trading positions and their appropriate risk measures. GETCO has established a system whereby transactions are monitored by senior management and an independent risk control function on a real-time basis as are individual and aggregate dollar and inventory position totals, risk allocations, and real-time profits and losses. GETCO’s management of trading positions is enhanced by GETCO’s review of mark-to-market valuations and position summaries on a daily basis.

In the normal course of business, GETCO maintains inventories of exchange-listed and OTC equity securities, listed equity options, and fixed income products. The following table illustrates the fair values of these financial instruments at June 30, 2013 and June 30, 2012 (dollars in millions):

	(Unaudited)
	As of June 30,	As of June 30,
	2013	2012
Long stocks [1]	$433.5	$369.4
Short stocks	645.7	748.3

Net short	(212.2)	(378.9)

Long options	$111.6	$98.9
Short options	80.5	99.0

Net long/(short)	31.1	(0.1)

Long bonds [2]	$21.5	$-
Short bonds	16.5	-

Net long	5.0	-

Long treasury bills	$6.7	$5.5

1.	Long stocks as of June 30, 2013 excludes $204.2 million of Knight common shares and $0.8 million of joint back office stock holdings, which we refer to as JBO stock. Long stocks as of June 30, 2012 excludes JBO stock amounts of $0.8 million. JBO stock relates to GETCO’s investments in certain of its clearing organizations that were made to reduce GETCO’s margin requirements under Regulation T.

2.	Excludes short term bond fund amounts of $3.0 million as of June 30, 2012.

Based on the above position levels, the potential change in fair value, using a hypothetical 10% decline in prices, is estimated to be a loss of $0.1 million as of June 30, 2013 and a gain of $3.8 million as of June 30, 2012, due to the offset of gains in short positions against losses in long positions.

Operational Risk

Operational risk can arise from many factors ranging from routine processing errors to potentially costly incidents arising, for example, from major systems failures. GETCO’s businesses are highly dependent on GETCO’s ability to process, on a daily basis, a large number of transactions across numerous and diverse markets in several currencies. GETCO incurs operational risk across all of its business activities, including revenue generating activities as well as support functions. Legal and compliance risk is included in the scope of operational risk and is discussed below under “Legal Risk.”

Primary responsibility for the management of operational risk lies with GETCO’s operating segments and supporting functions. GETCO’s operating segments maintain controls designed to manage and mitigate operational risk for existing activities. As new products and business activities are developed, GETCO endeavors to identify operational risks and design controls to seek to mitigate the identified risks.

Disaster recovery plans are in place for critical facilities related to GETCO’s primary operations and resources and redundancies are built into the systems as deemed reasonably appropriate. GETCO has also established policies, procedures and technologies designed to protect its systems and other assets from unauthorized access.

Liquidity Risk

Liquidity risk is the risk that GETCO would be unable to meet its financial obligations as they arise in both normal and strained funding environments. To that end, GETCO has established a comprehensive and conservative set of policies that govern the management of liquidity risk for GETCO at the holding company and at the subsidiary entity level.

GETCO maintains readily available liquidity primarily in the form of cash and other highly liquid instruments to satisfy intraday and day-to-day funding needs, as well as potential cash needs under stressed liquidity conditions. In addition, GETCO maintains committed and uncommitted credit facilities with a number of unaffiliated financial institutions. In connection with the uncommitted credit facilities, the lender is at no time under any obligation to make any advance under the credit line, and any outstanding loans must be repaid on demand from the lender.

GETCO’s holding company and subsidiary level readily available liquidity as of June 30, 2013 and December 31, 2012 was comprised of the following (dollars in millions):

	(Unaudited) As of June 30,	As of December 31,
	2013	2012
HOLDING COMPANY:
Liquidity Composition
Cash Held at Banks	$146.0	$3.7
Money Market and Other Highly Liquid Investments	0.0	110.8

Total Liquidity Pool	$146.0	$114.5

SUBSIDIARIES:
Cash and Other Highly Liquid Investments Held by Subsidiaries	$628.6	$313.1

GETCO regularly performs liquidity risk stress testing based on a scenario that considers both market-wide and company-specific stresses. Given the nature of GETCO’s business activity and balance sheet composition, survival over the first one to three days of a severe stress environment are most critical, after which management actions could be effectively implemented to navigate through prolonged periods of financial stress. The modeled cash inflows and outflows from the stress test serve as a quantitative input to assist GETCO in establishing its liquidity risk and targeted amount of liquid assets to be held. The liquidity stress test considers cash flow risks arising from, but not limited to, operational events, a severe and adverse change in market prices, and additional margin requirements. Over the course of the first six months of 2013 and the year ended December 31, 2012, GETCO generally maintained sufficient liquidity and liquid resources to satisfy the stress test.

Capital Risk

Government regulators, both in the U.S. and globally, as well as self-regulatory organizations, have supervisory responsibility over GETCO’s regulated activities and require GETCO to maintain specified minimum levels of regulatory capital in its broker-dealer subsidiaries. If not properly monitored, regulatory capital levels could fall below the required minimum amounts set by regulators, which could expose GETCO to various sanctions ranging from fines and censure to imposing partial or complete restrictions on its ability to conduct business. In addition, GETCO has borrowing and other arrangements under which it is obligated to maintain minimum levels of regulatory capital and/or net worth. Failure to maintain the minimum levels under borrowing arrangements could result in a requirement for GETCO to promptly repay outstanding balances under these arrangements regardless of the stated maturity or could cause these arrangements to become unavailable to GETCO.

To mitigate the above risks, GETCO continuously evaluates the levels of capital at each relevant entity and adjusts the amounts of capital as necessary to ensure compliance with all external requirements. Guided by a capital stress scenario, GETCO targets minimum levels of excess capital to accommodate expected and unexpected increases in capital requirements, including from expected changes in regulatory rules, and a potential reduction in capital due to financial losses.

Legal Risk

Legal risk includes the risk of non-compliance with applicable legal and regulatory requirements and standards. GETCO is generally subject to extensive regulation in the different jurisdictions in which GETCO conducts business. Domestic and foreign stock exchanges, other self-regulatory organizations and state and foreign securities commissions can censure, fine, issue cease-and-desist orders, suspend or expel a broker-dealer or any of its officers or employees. GETCO’s ability to comply with all applicable laws and rules is largely dependent on its internal system to ensure compliance, as well as its ability to attract and retain qualified compliance personnel. GETCO could be subject to disciplinary or other actions in the future due to claimed noncompliance, which could have a material adverse effect on its business, financial condition and results of operations. To continue to operate and to expand GETCO’s services internationally, GETCO may have to comply with the regulatory controls of each country in which it conducts, or intends to conduct, business, the requirements of which may not be clearly defined. The varying compliance requirements of these different regulatory jurisdictions, which are often unclear, may limit GETCO’s ability to continue existing international operations and further expand internationally. Changes in laws or government regulations may result in the prohibition or restriction of certain types of activities GETCO may engage in or in the imposition of new or additional requirements that could reduce GETCO’s revenues and earnings. Any future changes in laws or government regulations may make it more difficult or expensive for GETCO to conduct its business and could have a material adverse effect on its business, financial condition and results of operations. GETCO has established procedures based on legal and regulatory requirements that are designed to foster compliance with applicable statutory and regulatory requirements. GETCO has also established procedures that are designed to require that its policies relating to conduct, ethics and business practices are followed.

GETCO is subject to the risk of losses which may arise from litigation or other claims that may arise in connection with the operation of its businesses. GETCO may become involved with commercial disputes with clearing firms, suppliers, landlords or other companies with which it does business, and which may include contractual and commercial risk such as the unenforceability of a counterparty’s performance obligations. GETCO may also be subject to litigation or other claims involving its associates, including claims relating to wages or other compensation, employment discrimination, wrongful termination or similar matters. In addition, GETCO may inadvertently infringe third-party patents or interfere with other third-party intellectual property rights. These third parties could bring claims against GETCO that, even if resolved in its favor, could cause GETCO to incur substantial expenses and, if resolved against GETCO, could additionally cause GETCO to pay substantial damages. Further, if a patent infringement or other suit were brought against GETCO, it could be forced to discontinue certain of its investment activities, which could have a material adverse effect on GETCO’s business.

GETCO’s success depends in part on its ability to obtain and maintain intellectual property protection for its technology and know-how, including proprietary trading algorithms and information technology systems. GETCO relies primarily on trade secrets and other confidential information to maintain its proprietary position. To maintain the confidentiality of trade secrets and proprietary information, GETCO has entered into confidentiality agreements with its associates, consultants and collaborators upon the commencement of their relationships with GETCO. These agreements require that all confidential information developed by the individual or made known to the individual by GETCO during the course of the individual’s relationship with GETCO be kept confidential and not disclosed to third parties. GETCO’s agreements with associates also provide that inventions conceived by the individual in the course of rendering services to GETCO will be GETCO’s exclusive property. Individuals with whom GETCO has these agreements may not comply with their terms. In the event of the unauthorized use or disclosure of GETCO’s trade secrets or proprietary information, these agreements, even if obtained, may not provide meaningful protection for its trade secrets or other confidential information. To the extent that GETCO Associates, consultants or contractors use technology or know-how owned by others in their work for GETCO, disputes may arise as to the rights in related inventions. Adequate remedies may not exist in the event of unauthorized use or disclosure of GETCO’s confidential information. The disclosure of GETCO’s trade secrets could impair its competitive position and could have a material adverse effect on its operating results, financial condition and future growth prospects.

Credit Risk

Credit risk represents the loss that GETCO would incur if a counterparty fails to perform its contractual obligations in a timely manner. There are two types of activities that give rise to credit risk exposures at GETCO: trading operations and cash management/investing activities. With regards to trading operations, GETCO transacts primarily on exchanges with central clearing, so GETCO does not in the normal course of business incur material amounts of credit risk from these operations. However, the volume of trading activity that does expose GETCO to credit risk, namely activity conducted within GETCO’s Execution Services segment, is growing. Regarding GETCO’s cash management investing operations, its business model enables GETCO to hold a large portion of its capital in the form of investable cash, which it invests with banks and money managers. These invested balances expose GETCO to credit risk.

Responsibility for monitoring and controlling GETCO’s trading related counterparty credit risks lies primarily within GETCO’s Global Risk Management function. GETCO’s credit risk function’s process for managing credit risk includes a qualitative and quantitative risk assessment of significant counterparties prior to engaging in business activity, as well as, on an ongoing basis. The review includes formal financial analysis and due diligence when appropriate.

GETCO’s credit risk function is responsible for approving trading counterparties and establishing credit limits to manage credit risk exposure by counterparty. The assigned limits reflect the various elements of assessed credit risk and are revised as warranted to correspond with changes in the counterparties’ credit profiles or GETCO’s risk tolerance. GETCO’s credit risk function communicates counterparty limits to the business areas as well as senior management, and monitors compliance with the established limits.

Responsibility for monitoring and controlling GETCO’s cash management related counterparty credit risks lies principally within its internal treasury function. The treasury function’s process for managing credit risk relies on a combination of qualitative and quantitative inputs. The function also establishes and utilizes maximum concentration guidelines to limit GETCO’s exposure to any single counterparty.

Foreign Currency Risk

As an international organization, GETCO incurs foreign currency exposure as a result of trading instruments, and maintaining assets and liabilities, denominated in currencies other than the U.S. Dollar, primarily the Euro. A portion of these risks are actively hedged, but fluctuations in currency exchange rates could impact GETCO’s results of operations, financial position and cash flows.